Exhibit 13.13

Forward-looking statements

This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our future financial performance, our business plan, our market opportunities and beliefs and objectives for future operations. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements

Testing the Waters

This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We will only be able to make sales after the Securities and Exchange Commission (SEC) has qualified the offering statement that we have filed with the SEC. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of Exodus’s Class A common stock should review our disclosures and the publicly filed offering statement and the preliminary offering circular that is part of that offering statement at https://www.sec.gov/Archives/edgar/data/1821534/000114036121008799/nt10013846x10_1aa.htm. Exodus is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

No offer to sell securities or solicitation of an offer to buy securities is being made in any state where such offer or sale is not permitted under the blue sky or state securities laws thereof.  No offering is being made to individual investors unless and until the offering has been registered in that state or an exemption from registration exists.  Exodus intends to complete an offering under Tier 2 of Regulation A and as such intends to be exempted from state registration pursuant to federal law. Although an exemption from registration under state law may be available, Exodus may still be required to provide a notice filing and pay a fee in individual states. No offer to sell securities or solicitation of an offer to buy securities is being made in any international jurisdiction where such offer or sale is not permitted under the securities laws thereof.  No offering is being made to individual investors unless and until the offering has been approved by a competent authority in such international jurisdiction or is made in accordance with an exemption from the relevant international jurisdiction’s securities laws.

Title: Clubhouse AMA, Exodus Transcript
Date: March 16, 2021

Sebastian: Hey, everybody.

Chris: Hello, we got some people…

Sebastian: Can you hear me alright?

Chris: Yep, absolutely. We got some people joining the room.

Sebastian: I see some familiar faces.

Chris: Hey, crew. We’re going to give people a little bit of time to join us here for a bit.

Sebastian: Sounds good.

Chris: There we go, it’s basically an Exodus party here.

Sebastian: I was about to say.

Chris: And I did - just to keep things compliant here, I added a recording element to the title just to let people know we are recording this, you know for the SEC, just to make sure that we’re not doing anything too out of line here. We’re going to give the room just a little bit of time to get some people in the mix and then we will set ourselves up here just in a moment. Got some people rolling, got some people showing up. Awesome! Oh, we got a James in the mix. Appreciate people…

Sebastian: James is scared because he knows how I can get sometimes.

Chris: (Laughs)

Sebastian: He’s going to shut me down. It’s going to get fiery.

Chris: So good.

Sebastian: I believe that’s the term - too much sizzle.

Chris: So, I am going to give us another 30 seconds or so before I kickoff the room here. Just to let some more people join. We’ve got some laser eyes in the audience already. We love to see it. JP, you have laser eyes in your Twitter profile.

JP: I have laser eyes on Twitter I don’t have laser eyes here I need to update my profile here to get those laser eyes. Because 100K is coming. For all of you that don’t know what the laser eyes represent but if you’re in this room you should know - 100K bitcoin and it keeps the profile picture with laser eyes until 100K bitcoin. It’s coming I think sooner than anybody thinks.

Chris: Yeah, it was almost comedy though, I feel like the day after or really like 72 hours after everybody went full laser eyes. [00:02:29] We saw that like big retrace, is like, whatever 15% percent or something in 72 hours. And I saw all these comments afterwards. They're like, oh maybe it's the laser eyes.

JP: Yeah, everybody - I saw that too. And some people they removed the laser eyes, and I don't know, I think the conviction is there, got to stick with it. And here I am talking about laser eyes and I don’t even have them here at Clubhouse, but I’ll get a pair of them here at Clubhouse.

Chris: There are some rooms where you'll pop in there and every single person in the room or every single speaker is like fully lasered up. And my wife, Jasmine, popped in after I was listening to one of those rooms and she looked at the group of people there. She's like, that looks like a cult, like a strange cult.

Sebastian: A laser eyes cult, I love it.

Chris: Straight up. So, I think, you know, just in in the interest of time and we can probably, you know, if more people join us a little bit later, we can reset the room at the 45 minute mark or so. But essentially, just to kick us off here today, I wanted to bring together our CEO, JP, and our chief operating officer, Sebastian, the two architects of essentially this really cool thing that we're doing where we are trying to go public, using the blockchain, using our own application. And instead of me explaining things, I wanted to give these two an opportunity to just kick us off here. And in a second, I'll turn it over to Sebastian first, just to kind of technically go through, you know, what is it that we're doing? How is it different? And then once Sebastian and JP kind of drop us the science for the intro, then we'll just call people up one at a time, ask any question that you want. [00:04:16] And again, I do just want to make this clear just to make sure that we are compliant with the SEC. This conversation is being currently recorded. So, there might be some things we cannot talk about, some things that we can. But bottom line is this is going to be memorialized and will be given to the government. So, with that, Sebastian, kick us off, what are we right now?

Sebastian: This call is being recorded for training and quality purposes, so, JP, you and I have been rolling together for the last, I have been here for three years, and I think I've been your CEO for two years. That's right. Running and gunning?

JP: That’s right. Running and gunning.

Sebastian: It’s true. So, in reflecting, gosh, three years, in reflecting on three years, I've come to see our software and really any noncustodial cryptocurrency software as this invitation, we're inviting you to exit the traditional financial system and take control of your wealth.  Take it where you’d like, send it whenever you wish. There's a little friction in restrictions as possible. So, this is money at the speed of the Internet. It's without borders. It's money. But it's fun, in a quick one sentence synopsis, but before coming to Exodus, I taught sex education and we found that it was incredibly difficult for young people to take control of their sexual health when they wouldn't even say the word “sex”. Too afraid. So, we decided to make them laugh about it and we invited them for 60 minutes a week come into a space where it was fun, to laugh, to talk about it, to take this very complex thing and just make it something that was fun. Right before coming to Exodus, 3 and half years ago, I was holding my first bitcoin, in Coinbase, and I read that custodial solutions led to counterparty risks, but I didn’t know what that meant.  I had heard “not your keys, not your crypto”, but I did not know what that meant it did not matter though because there is this beautiful piece of software that made it super easy to set up and deposit bitcoin and it made me feel safe and most importantly pressing buttons made it fun.  And JP, credit to you my brother and to Daniel, that you guys essentially took these buttons, these colors, these sounds, this wonderful little web browser and API technology to create a visual language for how to use Internet money.  God bless you.  Thank you for putting me here and for putting all of us here because I’d say 6 years and 120 people later, at this little ship we like to call Exodus, we are all on to something.  Right? Judging by the price of bitcoin, by how many people are building on this tech, I would say that we are part of a sea change.  Let’s get it straight guys, like money is not easy, it increasingly becomes less and less safe in the hands of banks and governments and the Internet is still pretty clunky if we are honest with ourselves.  It still requires a great deal of manual input to get where you want to go and do what you want to do.  I’ll give you an example – my grandma she’s iron hands holding Bitcoin, but she has a lot of trouble using her Windows Surface laptop and that is probably one of the most successful pieces of tech they put on the market.  The good news is that there are people like us; people who want money and the internet to be even more fun, easier to use than it’s ever been before.  People might think that we have reached the top of the mountain. JP, I think that you would disagree with those people and I am with you there as well. Um, I am looking forward to a world where my kids play Pokémon, and they make me money right (laughs) or they make themselves money.  I am looking forward to magical solutions essentially where the software that you use – the apps in the palm of your hand – allow you to use the money however you want to plug into endless experiences and then that is the 2-day shipping of the Internet – the 2-day shipping with money. Once you use it you are never going to go back to, what is it, 2 weeks of the usual mail?  That’s what this company is if you gave me 2 and half minutes of your attention and that’s why I am really happy to be working this quantum leap. Really happy to work with all of you in the chat today. CK and JP.  I’m done talking now but that’s who I am and why I am here.

JP: Thank you Sebastian, thank you CK. Sebastian, it was moving.  We are going to make this stuff easy for grandmother, I’m going to start saying that – saying that we’re going to make this so easy that Sebastian’s grandma can use it without issues, without fail, without any problems whatsoever.  And thank all of you for joining us today.  We are making this easy, and by this, I’m talking about cryptocurrency and what we are doing with the offering.  That’s what you came here for and let’s talk a little bit about that.  So, the public offering is the first of its kind.  The first public offering where it’s to – whether you are a rich person, a credit investor, or just a normal person, everyday person you’re not a credit investor.  Anybody - just like the stock market, can participate in this.  However, it’s all 100% on the blockchain payable with cryptocurrency, Bitcoin, or dollar-stablecoin USCC.  What’s more important than what this is though, is why we are doing this.  We are doing this because we see a future where you as a person deserve to have 100 % control over your financial wealth, your financial sovereignty. Everybody here knows what happened with Robin Hood and GameStop.  Nobody wants to see a future where you are stuck, and you cannot trade your assets.  You cannot move your money. Nobody wants to see that future. We want to build a future where you have 100% control.  Whether it’s cryptocurrency, stocks, or NFTs.  You should have 100% control.  And that’s the future that we are building that’s why we are doing this offering and I mentioned this is the first of its kind that’s why we are so excited to have this conversation with you here today, for you to ask us questions.  Let’s get into the details and now can open up and answer any of your questions. So, thank you again.

Chris: Awesome, well thank you gents for setting the table with this kind of revolutionary thing that we are doing.  Just to fill in a couple of gaps as well.  While we are not giving you every detail in these intros, we are also taking questions via DM on Twitter for people who may not feel comfortable jumping up on stage.  But just to put one person on blast here, just because we really appreciated the opportunity we had to join his room.  Um, Terrell, I am going to invite you up onto the stage quickly.  I am not sure if you have any specific questions about this.  But just generally, one of the things that I’ve found about the community Terrel helps run, Crypto Church, it’s absolutely something that anybody in the audience could benefit from being a part of.  Checking out some of the speaker panels that they have over time, but, as somebody who is just such an important educator and community builder in this space, I wanted to bring you up first to see if you had anything that uh – we’ve already talked to you about some of the things that we were doing, but anything on your mind today?

Terrell: Hey Chris, JP, Sebastian, thank you for bringing me up. Nah, I really just came to listen.  I do have my notes from when you guys came on to the Crypto Church.  But yeah, I am really interested in this I think it’s going to be groundbreaking, and you know, a lot of people are going to follow in your footsteps with this.  But yeah, I appreciate the praise.  You know, I just like to provide a safe space for people just coming into the industry to learn from people who have been in and so that we share our experiences, and we get to bring in great products and services, like JP’s Exodus and Chris was on.  So, it’s just a like a unique time we get to leverage this platform, just grow the industry one-by-one, and not with just speculators but with like true holders that have conviction.  So yeah, it’s just a great time right now.

Chris: Awesome.  Really appreciate that.  Thank you for joining us man.

Terrell: Yeah, thank you for joining us.

Chris: So yeah, anybody else here have a burning question?  We have a few that are built up and were submitted ahead of time via DMs. But uh, before we jump into any of those.  Does anybody here… oh there we go; we got a hand up.  Uh, we will bring Gabriel up to the stage.  Gabriel are you… there we go.  Gabriel, what kind of question do you have for us?

Gabriel: Um, I think that’s me on, yeah.  Hi, I’m going to be asking you 5 questions so I am just going to throw them out there and hopefully we can get started with some conversation.  Um, first of all I don’t know the background I don’t know if you guys have done Series A, B, or C, but if you haven’t then why would you be jumping to the public phase at this point? And then the big question really is why go public at all?  What is that going to do for the actual growth of Exodus and what would be the use of the funds? So, if you do raise a significant amount of money that’s possible from an IPO what would you do with all of that money and then following on from there, in all seriousness the SEC has batted down ETFs and they are not – keeping it simple, they are not friendly towards crypto, we’re going through a lot of regulatory issues.  So, why would they actually approve, at this stage in the game, something like Exodus Wallet where you guys are talking about full ownership, full control of your money, your funds, your crypto.  I kind of see that as anti-what the SEC is really wanting to support at this time.  And then beyond that, the final question/topic is about competition, what do you guys see as the significant market competition against Exodus and either that is decentralized wallet or banks, financial institutions.  So, there you go.  Thank you.

JP: Gabriel, thank you for coming up and asking these questions it’s actually a perfect set up I am sure people didn’t think to come up here and ask these questions.  So, this is a perfect way to kick this off.  We’ll take each question one by one, and we’ll start out with has Exodus raised venture capital.  Have we done a Series A, B, or C round or anything of that nature, and if we have why are we doing this – this public offering?  So, let’s start with this one first.  Exodus has only raised roughly a half a million dollars split out into two smaller rounds: one in the Fall of 2016 and one in the early 2017.  Exodus has been incredibly profitable.  In terms of our revenue for 2020, we did 21.3 million dollars in revenue.  If I recall, the net profit on that was a little over 8 million dollars or so.  In this quarter so far of 2021, we are on track to already do what we did in 2020.  And I don’t have the profitability figures right in front of me but it’s going to be, you know roughly, 60 to 70% profit margin for 2021.  So, we are very profitable.  So, but for us, this isn’t about needing the money.  This is about us going out and creating a new market. Again, one rooted in the control where you as a person, you as an investor, have control.  That’s the vision here is to be a trailblazer and find a whole new market, that’s the big key here with what we are trying to do.  That’s question number one, I’ll see if Sebastian or CK have anything to add before we go onto question number 2.

Sebastian: Yeah, so I think that the big resonating message to me is that people that made Exodus successful is the people that used the Wallet and that have been using us for the last 4 years.  What better way to include the people that have been with us since the beginning that have been communicating through word of mouth (because it wasn’t up until very recently that we started up formal marketing efforts) that they went out told people about us.  Said “hey if you take this leap, this thing is new, it’s kind of difficult to understand, but there’s this application that’s going to make it better for you.”  We have thousands and thousands of people that were believing in us, betting on us in their crypto journey.  And so, yes, we could’ve given that value back to VCs and a lot of companies have gone down that route and I don’t think that’s a bad route necessarily it’s an expected and traditional route. Conventional thinking is ultimately, I think is one of the biggest competitors we are ever going to have, and we wanted to think unconventionally in finding a way to get this value back to the everyday people no matter what strata, where they live, no matter how much money they have, these people have helped us get to where we are in the first place.  So, that’s the thinking behind this.  Uh, and at least that’s the way that I – the truest answer I have as to why we, in your words, are jumping to the public phase with no previous rounds.  It’s what felt like the most value for us to our customers, to the people that used us first.  And the way that we have always tried to operate is, does it give value to the customer first?  Is it valuable for them?  If not, then how is it valuable for us as a company?

JP: And yeah, amen to that.  I’d say that when Sebastian spoke about unconventional thinking this is super important for us as a company, we have been remote-only since the beginnings back in 2015.  We’ve paid 100% of our salaries in Bitcoin since 2015.  And so, for us, unconventional thinking and basically paving the way for this new financial future with cryptocurrency and Bitcoin, that gives the promise of power and control to the people, as Sebastian said, to our customers, that was critical and fundamentally important to us.  So those were the motivations and that’s why we are doing this.  So that covers, Gabriel, so then I guess then we should ask, do you have related – I mean I know there’s more questions here that you have as far as what would be the use of the funds.  But before we get to that, any follow up related to our venture capital history, the investment of Exodus and our motivations in going public? Want to give you a chance to respond to that before we go on to any and all of your additional questions?

Gabriel: Yeah, sure, so I guess you will be able to explain what kind of benefits to the customers, or the public, are going to be in the other questions.  Directly related to this one, would be more - how about an equity token rather than go the – you’re talking about the traditional routes – IPO is a traditional route so why not go with the equity token kind of approach and that itself could give back to the community or customers?

Sebastian: This is the equity token.  This is a pure equity offering, previous Reg A’s like Blockstack and YouNow were utility, but the Exodus common stock token would be a representation of stock on the blockchain.

Gabriel: OK, got it. Thanks.

JP: Sebastian, do you want to talk a little bit about your thoughts with equity and utility? I think you have some really powerful thoughts that can add onto this.

Sebastian: I mean, it's quite related to what I was saying before right, in the sense is we are giving, you know, the people that have been with us our ride or dies, been with us for the longest time or even that just took a leap with us in the last few weeks, in the last seven days, right, into newfangled technology with this lovely little application. I've seen, and probably think what Gabriel was mentioning, other companies that have issued what are called utility tokens and the utility that they have is perhaps, you know, I've seen anything from, you know, like a t-shirt to you get to talk to the founders once a month or something like that, kind of like a rewards program, kind of like a punch card at your local sandwich shop. And again, if the number one question is always with the highest value to the customer, what better way to value their respect? What better way to value their trust? What better incentive program? What better reward? What better loyalty token than equity? And so, we have been thinking about that, kind of took it to the natural conclusion and said, you know, rather than a utility token rather than a loyalty token, why not make that an equity token –

Gabriel: Let me just jump in just to be really clear. I’m wondering if you guys – it sounds like you guys are doing like common stock or shares that I can buy from a north stockbroker on the stock market.  Whereas I am trying to suggest what about a security token that is tradeable on a cryptocurrency exchange which can still be securitized equity but yet, not be available in the traditional stock market but it’s available on the crypto exchanges themselves.

Sebastian: Gabriel, that’s the same language my brother – that’s what this is.

JP: Yeah.  That’s exactly what this is.  This is one of one hundred, so for a person let's just talk about the mechanics of this for just a second. To participate, a person downloads Exodus, whether on the desktop or the mobile phone, signs up, and then when this goes live and we are planning pending SEC-approval for it to go live the next three to four weeks, when this goes live, a person will be able to buy Exodus stock, Exodus common stock directly inside of Exodus without leaving Exodus. And so, then the long term vision is, again, for you as a person to have control of your stock as a token. And so that you could take it to another platform where other platforms open up this ability, but in the short term, you'll have this stock inside of Exodus. And then it gets cooler and this parlays into one of your other questions is with the use of funds is that we're going to allow trading through tZERO.  tZERO is a regulated exchange for security tokens. And so, this is all going to be integrated directly inside of Exodus. And so that's the power here, is that it’s all in one platform, and we believe that by doing this, we're going to show the world that this is possible and other companies will come in and want to do the same thing. And then something really cool happens. Where you'll have a platform with a number of security tokens and the number of stock that you can trade in is all on the blockchain. So please, Gabriel, let me know, if that - let us know if that adds a little bit more clarity and please ask follow up questions if you have them.

Gabriel: Yeah, no that’s crystal clear now, thank you. And it’s awesome.

Chris: And just the final question that he had about what are we planning to do with the funds that are raised? Can you guys illuminate that a little bit?

JP: Yep, so the first thing first is to bring in tZERO, to make it easy to trade the shares directly inside of Exodus. But beyond that, more importantly as our mission is to help half the world exit the traditional financial system. And so today, inside of Exodus, all of our success, so most of our success has been by people who already own cryptocurrency. And that's fine, like it's been a great wall for people that already own cryptocurrency, and we've made good progress. [00:23:16] For those of you that have used our Apple Pay solution, you can buy. You can download Exodus and you can get Bitcoin in less than two minutes in Apple Pay. But beyond that, if we're talking about getting half of the world out of the traditional financial system, we have to make it easy for half of the world to actually exit the traditional financial system. And so that means then that we have to have an easy way for people to buy Bitcoin or any cryptocurrency anywhere in the world, whether they have a bank account or not. And so that's going to be a key thing for us is to make that easy throughout the course of 2021 and 2022 all over the world, anybody can easily buy cryptocurrency. But beyond that, having shares traded with tZERO and then going on, we're going to go on and we're going to do a global IPO through another platform called Merge - it’s all integrated instead of Exodus and will allow people to participate 100% instead of Exodus and trade their shares of stock all inside of Exodus.

Sebastian: The vision here Gabriel, is, look right now the main value proposition, that blockchain and crypto protocols have to both customers and to businesses that have these very lucrative and wonderful businesses that can make even more money on protocols, is that it's money directly integrated into the Internet. Right. You're not going out to a Visa network, not going out to a MasterCard network, not going out to an American Express network, you’re not going out to a legacy bank swift infrastructure that was built one hundred years ago and is still working the same way with the same faulty wiring. Right. The fact is, that, the tech right now is still not at the best level that it needs to be to fully migrate those businesses over. [00:25:25] Right. We need to be able to go to any app and any company in the top 100 on the iOS store, in the Nasdaq index in the Dow Jones, we have to go to them and say there's something for you here on protocol that works 100% better than we currently have and its cheaper. It's the best thing since sliced bread, right. The same way that going to these companies back in the day and saying, like, you know, I see you, you know, mailing a lot of letters. How about you try this email thing? We have to be able to go to these companies and you have to be able to sell them the solution right now. Right. And that means creating our own destiny. That means getting, you know, scaling the team to be able to meet that level. That means solving some problems that have not been solved today. It means that we need to really go out there and make not just our own destiny, but the destiny of crypto to the average person right now, to the average company that doesn't necessarily know what can be possible for them on protocol. Right now, there aren't any clear answers as to what the meeting protocol would be or the number one way to build. And to be honest with you, a lot of companies and a lot of protocols aren't quite sure how they're going to get customers on board using their coins, on chain. We've been really good at that historically, and we're only going to need to do more of that would be funds.  And to be able to get, as JP said, half the world out of the traditional financial system by 2030.

Chris: And then I'd be remiss if I didn't pop in on behalf of the marketing and communications team here and, you know, we've got a number of people here in the audience. [00:27:03] We have layout up here on stage with us as well. And I would say one of the most interesting things about this time at Exodus is, you know, prior to this moment, it's really just been entirely organic growth. Somebody telling a friend about it, somebody watching a video, somebody seeing a post, somebody organically discovering the application in the community around it. And it's been really, really awesome to see how the company is now kind of embracing, trying to speak with more people about it, you know, especially because our product, I think, is maybe most valuable to people who are just crypto-curious and they're trying to navigate this field and need a toolset that's going to make entry into this really complex, you know crazy place, easy, simple, inviting something that activates them, something they can tell their mom about and know that she'll be safe on it. And furthermore, just that, like there are a lot of people out there who are trying to grab people's attention, trying to get them into their funnel, trying to get them to trade, trying to do all these things. And Exodus has always been about and will always be about empowering the individual with super hard core security and safety. And so, marketing to that, really figuring out a way we can get that message, not just out to everybody in the United States, but, you know, the other 7.2 billion people outside the United States and the huge potential global growth that can come from really allocating significant dollars to marketing both here and abroad. So, Gabriel, hopefully I'm sorry, JP, did you have something to add to that?

JP: I was just going to say, you know, CK when you’re talking about marketing. You know, Sam, over at FTX, they're trying to get Miami Heat Stadium renamed to FTX. [00:28:50] You know, maybe we got to hit up you know Mark Cuban or the Mavericks or something like that and get the Exodus Stadium or something like that just to really spend those marketing dollars.

Chris:  Sure, yeah. I mean, a person can dream, you know, I feel like we don't want to - we have our sights set high on a lot of things we're doing. And that is absolutely something we can throw in the crazy ideas bucket as we start ripping through stuff. So, Gabriel, I really hope that answer or that set of answers was at least informative or valuable. And I believe we went through all five of your questions. But before we move on to another person, I just want to make sure that you felt comfortable with all the answers.

Gabriel: Yeah, really good insights. Just the last two points was about why would the SEC actually support you guys doing this at this time?  And then, where do you see the competitive threats for Exodus even now or a little bit into the future?

Sebastian: Yeah, those are great questions. So why would the SEC approve an Exodus Reg A+? Well, so we actually stand a bit on the shoulders of giants here. And we're working with the legal team, WSGR, Wilson Sonsini and Goodrich, that was able the push through the two previous Reg A+’s that involved a token. That was again, YouNow and Blockstack with the Stacks Tokens. And so, we feel very confident, of course, and WSGR feels confident that, again, we are a great American company. We're doing a lot of good things here. And most importantly, that this is just a strict equity play. It's not a utility token. It's not doing anything terribly fancy by any securities standards. It's one common stock token equals one share in Exodus. So, we're feeling pretty good. Obviously, the SEC actually needs to qualify the offering, it’s only a potential offering until that point. But we don't see ourselves being less of a company than Blockstack or YouNow. [00:30:50] We actually feel given that WSGR is working with us, and that this is a much simpler offering, we feel confident about where we are. JP, I don't know if you want to add anything to that?

JP:  Yeah, I'd say that look, the SEC, I think is seen the proliferation and the Bitcoin and cryptocurrency just take off. You know, early on they were worried about, you know, an ETF for Bitcoin. And then MicroStrategy came in and bought a bunch of Bitcoin and then became the de facto ETF. And I think, you know, now what they're seeing here is that this technology is the future and it's not going away. We are now talking about an industry that's over one trillion dollars. This is not an industry anymore that’s just a small, you know, ten billion dollar industry. It's a one trillion dollar industry now. And it has hit mainstream. And so, I think the SEC, in any kind of accordance with their mission is kind of, you know, looking out from their view, seeing, and looking at the mainstream and Main Street consumer and Main Street investor, that they are trying to be forward thinking here and trying to work and create a framework for these sorts of offerings to be successful. And as Sebastian mentioned we have already seen 2 Regulation A Offerings in the token space.  Both with YouNow and Blockstack. For the SEC to approve of those with very, very forward looking and now Sebastian mentioned we're just talking about common stock. And so, it's a little bit easier for them to understand the gate. So, we feel very confident in our chances of getting disqualified. And like I said, that's why we are planning pending, of course, SEC approval for this to be live in the next three to four weeks.

Sebastian: [00:32:56] So the second question, which is who do we see as a significant market competition? And I love it, Gabriel, I feel like we're thinking about things in very similar ways, because you had mentioned is it other crypto companies or is it banks? The way that I heard it and it stuck in my head ever since then. I mentioned it earlier on this call. I believe that our biggest competition is conventional thinking. And the reason that is, is because conventional thinking would say that it's enough and we reached the pinnacle of the Internet. We reached the pinnacle of money transfer. Money is as fun as it's ever going to be. The Internet is as useful and as fun as it’s ever going to be. There is there's no way to make it better. That argument is going to have Robin Hood, I know your traditional banking and be the best that it's ever going to get for you in sending money, receiving money, in owning stocks or owning a derivative of a derivative of the stock. And we just disagree with that. It is going to be a lot of work. It's going to be a lot of all of us on this call right now going out and continuing to be the banker, so to speak, in everyone's life. The way that I like to think about this is that everybody, you know, their dad or their mother, their uncle, their aunt, their cousin. Somebody has a banker in their family. We have to be the crypto person in our networks. Right, I would say that that's the biggest competition. We're fighting against the idea that Venmo, Robin Hood, and your Wells Fargo App is the best that it's ever going to get. Now, people push me on that and they're always like, well, that's great Sebastian, [00:34:30] but what are your crypto, what are the other crypto companies that are competing with Exodus and to that I will say great. I would say that it is the Coinbase and Binance of the world, you know, they're the biggest names in the space and rightfully so. They've done an amazing job at getting people into crypto. When I think of, you know, half the world using cryptocurrency out of the traditional financial system by 2030, they’re monstrous companies that are doing a lot of heavy lifting in that space. That being said, I also kind of like to think of them as crypto-banks, crypto-Wells Fargo, because they're holding all of the cryptocurrency, and if they were to go down, and their APIs go down, we’ve seen before that you kind of have to trust in the funds and if they're not, yikes!  So, inside the industry, our biggest competition is how can we have people take self-custody of their funds, use an application like Exodus, and our work cut out for us there. We have to make holding your own crypto as seamless of an experience as a centralized solution, like a crypto bank, like a crypto-Wells Fargo, with our work cut out for us there. That's what we're going to have to do to get half the world out of, not just legacy financial solutions, but crypto solutions that look and act like legacy financial institutions.

JP: Absolutely, and that's spot on when you talk about Coinbase, you talk about Binance, and you talk about how Coinbase and Binance, you know, everybody has heard the phrase “not your keys, not your coins”. We like to add on “not your wealth”. Right. And so. Coinbase and Binance, they have control. And so, when their servers go down, you no longer have control of your assets; you are left waiting. [00:36:23] With Exodus, you have your 12-word, secret phrase that if you don't like what we're doing or if you if we have any issues with our servers or anything like that, you can take that money because you have full control and you can go to another platform. And you’ll have 100% control, but in addition to that, as Sebastian mentioned, we do have a lot of work cut out for us to make it so that everything is so seamless, so easy that, anybody can manage millions of dollars inside of Exodus, whether it's on your phone or on your desktop, and not have to worry about that money being stolen. You could imagine being at a cocktail bar and you're looking at your cryptocurrency portfolio on your Axis Mobile One. If you have a significant amount of money in there, you're going to be concerned that someone might be looking. Someone might be watching. And then if you leave that cocktail bar, maybe you had a few too much to drink and you walk out, you stumble out. And somebody could come and take that money directly from you. We have to make it so easy and so safe that when you walk out, you don't have to worry about it. Somebody says, “hey, I saw that you had a lot of money in your Exodus Cryptocurrency Wallet”.  You say, here you go, take my phone. You have access to Wallet, but you still can't find it because it would require a two factor authentication to protect your funds. So, the big theme is easy and safe and that's our aspiration when we think about competition and competition towards Coinbase and Binance.

Chris: And then I'll add one closing thought when we think about kind of the crypto community at large, we don't really just think about customers and individual crypto users, [00:38:26] we think about the big table, you know, this mentality of abundance that we think about. And I'm sure many people who are, you know, who've been in crypto as long as a number of people on the stage and some of the people we see in the audience, you know, you don't just use one crypto product, right. You use a bunch of different things for a bunch of different purposes, many of which are specialized. Some are really great for yield, but not great if you want your coin to be moved anywhere within three or four days. Some are really awesome to trade with. Some have lower fees. Some have, you know, better or worse custody situation. So generally, when we think about our mission, it's not we want to get half the world's population using Exodus or nothing else. You know, we think about this as trying to be a thought leader, trying to be a participant in this broader community and what's good for Coinbase and these other huge players and the sort of resources that they're all putting towards political lobbying efforts both here and abroad, putting towards educating people with apps like Earn and things like that that really promote people getting, you know, really, really informed about all these things. We see that tide raising all boats. And so, you know, while we do definitely see competition over individual spend or where people store their coins or assets, we think this table is huge and we don't think it's even set yet. You know, we think we're at the bottom of this of this very tall mountain. And there are a bunch of different places that we can all break bread together along the way. So, with that, Gabriel, thank you so much for setting the tone of this entire AMA with such thoughtful, probing, detailed questions. [00:40:12] Really, really appreciate it. And if you're cool with it, unless you had another follow up, I'm going to move along to another person. Cool?

Gabriel: I’m all questioned out. Thank you very much guys.

Chris: Awesome. Thank you, Gabriel.

Sebastian: So, while we are moving on to the next person. I did want to grab one last one in here, which is that Coinbase and Binance don’t keep me up at night.  What keeps me up at night is the idea of somebody that has been traditionally excluded from the financial system. Working to try to open up the first bank account instead of trying to get into crypto, and I will come out and say this, that neither of us, nor a lot of people, and companies out there have done enough to get enough people that have been traditionally excluded from the financial system into crypto, that’s something that we have to do better. And that's what I'm hoping, is that really, it's not an us versus them in terms of Binance or Coinbase vs. Exodus vs. red/wallet, Atomic, whatever. Right, it’s we all need to do a better job together to try to get this technology that is yet still nascent but still has to get a lot more people in here. We have a great use case for a lot of people all over the world. But I don't think we're even close to figuring out how we get people in Latin America, how we get people in Africa, how we get people in the Balkans starting to build their businesses on us to be the portal on the front line for them. So, I think that that's also something that, at least in my mind, it's what keeps me from thinking about my fellow crypto companies as competition. We're all in this together. I mean, I myself, I live in Peru and I am Peruvian, I can tell you every payment that I make down here is painful. [00:41:47] And around 60% of our economy is informal, that means people living day to day. That means people storing cash under their bed. Right, people that live so day to day, they could not quarantine during covid because they had to be out on the street, they had to be making money, but that's what the current business models enforce, that’s only way that you can get capital to start your business. I'm dreaming of a world in which we're all working together as crypto companies in consortium to try to get more people building their businesses on us, on Protocol with cryptocurrency. But it's all talk until we make it happen.

JP: Sebastian, is there even, might be kind of a silly question, but is there even a Venmo-like solution in Peru that people can use to send money to each other?

Sebastian: Get this man, there is, it has a $120 a day limit and people get their accounts frozen. Honestly, I don't know anybody that hasn't had their account frozen nearly three times. It's a nightmare.

JP: And the accounts that are getting frozen, why are these accounts frozen? Is it all because of trust, like these institutions aren't trusting these customers? Why are these accounts frozen?

Sebastian: The financial system in Latin America, I can’t speak for every single Latin country, but at least in Peru it starts from a place of distrust of the country. It starts from a place of the person is not trustworthy, and then it works backwards from there. So, the answer to your question is, is the product is built from a fraud perspective first and then user experience is maybe the seventh priority down if the person gets through every single frauded model. But then again, when people when I say that the economy is 60% informal, again that the people that the banks won't touch them, they don't want to have a product for them, it's actually - they believe it's better for them if they don't. [00:43:41] I could go on...

JP: Thank you for sharing a lot of that background. For me, that’s fascinating how people are excluded like that. And this just shows the power of cryptocurrency, not Exodus, the power of cryptocurrency, that a person can easily just send money and not have to ask for permission. That's the coolest thing. So, thank you for sharing that background.

Chris: Thank you a lot, Sebastian, that's so awesome. Such great insight. So, before we go on to a crypto legend, Kevin, to potentially ask a question or two, I would be remiss if I didn't at least give an opportunity if Leah, who's just joining us on stage to make us look cooler than we actually are in real life with her presence and all the things that she's created for Exodus. I did just want to make sure, Leah, if you had a question, I know you're kind of on the inside track of things, but if you had a question, you're absolutely welcome to ask one as well.

Leah: Yeah, thank you so much. I think it’s just the laser eyes that is making the stage look cool.  You guys need to get the laser eyes.  But I do have a question, firstly, the heart of Exodus is kind of to make people feel comfortable leaving the traditional world.  Hence the name Exodus, right.  But, given that you are offering a traditional asset, being an IPO, but you are doing it in a non-traditional way.  I guess this is kind of for Chris but obviously JP can jump in as well, how do you plan to market this to the traditional world?  Because I guess, you know, they’re going to buy this on the blockchain.  That’s going to be kind of scary particularly for those that are kind of crypto-curious.  So, how do you plan to make this seem not so bizarre and make sure that everybody understands that this is safe. I guess make sure that they feel excited about it.  Particularly those that are trading in the stock market.  So, why should they move over and essentially do the same thing and, you know, trade a stock but not do it how they have always done it.  That’s number one.  Number two, so JP you said that you have plans to eventually go global with this. I am based in the UK so, when can I get involved?

Chris: Sorry, I think JP was just deferring to marketing, was a mix up there. I think just generally what we'd say in terms of like this particular offering is a slightly different audience than the audience that we are targeting as a as a company, as a product producer. So I would say that specifically we're targeting a few audiences, you know, the traditional finance audience that maybe does invest in risk assets, like equities, or early venture stage, or potentially in a more exotic kind of investment instruments, but also the sort of high crypto affinity group who, you know, maybe did or did not go through the last three bull markets, and the kind of ramp up in this current parabola, but also probably went through the ICO craze in 2018, and has a healthy degree of skepticism about the tokenization of anything, let alone shares or NTFs, whatever, everything's kind of at a fever pitch right now. [00:45:41] But I think one of the biggest things that we've done to try to increase the confidence of those groups broadly, is to use this really traditional financial instrument, which is equity. And while it might have a complex format, given its tokenization and the usage of some of these other exchange partners for secondary trading after the offering is closed, it has a really familiar feel. And part of the reason that we wanted to make sure that we went through the SEC, we worked really closely with the SEC, really closely with our compliance team, was to make sure that we de-risk this as much as we possibly could. Obviously, there's plenty of risk in any kind of investment that somebody is going to place. But we think the value proposition associated with this sort of multiple that we have on our earnings, the kind of approach that we have to our valuation models, the pricing of the shares themselves. And also, just, you know, from a mechanics perspective inside the company, something that I've been pretty impressed with, both prior to joining Exodus, looking from the outside in, and then also now being on the inside of the leadership team and being able to see how these mechanics manifest in real life, is that they brought in a lot of really impressive pros. You know, our chief financial officer, for instance, was a director of finance at one of the biggest fintech companies in the world, not just in the United States, you know, First Data and Fiserv, our head of our community platform, sorry, our support team, Sonia McIntosh, was at Simple Finance and SoFi prior to this, our current chief people officer comes to us from eToro, where she ran the entire US operation. [00:47:19] So, you know, similarly to just kind of some of the other reasons why we've tried to elevate and mature these processes inside the company. We feel like getting that kind of hitter team of really thoughtful, mature executives, you know, helps in congress with the other factors that I was describing, about a conservative valuation, and really tight financial mechanics. We think that makes it a lot more attractive as a potential investment than maybe some of these other high risk investments that have crazy multiples, that are much harder to necessarily earn long term return on investment, that are getting a lot of press right now. And instead of stepping on this question, I'll refer the “when can UK citizens or people outside of the United States participate?” - I'll refer to Sebastian.

Sebastian: Give me a quick one here, before I move over to the U.K. I am excited about the U.K., by the way, the international proposition for this is one of my favorite things to talk about. Before I hit that, I'm sure that there are TikTok fans on here, I'm a huge fan of TikTok, I think it's a neural network. I think it's going to be like the Wikipedia for my kid’s, kids and I am a huge fan. I saw on TikTok the other day and they were interviewing a guy and they asked him, “What's the biggest lie that you ever heard? That you were ever told?” And he thinks about it for a second and he goes, “the biggest lie I ever heard is when somebody told me it isn’t that simple.” It is.  It is that simple. You asked the question Leah about making people feel comfortable, making people feel safe in owning a security, in owning cryptocurrency. And I think you're 100% correct. People want simple. When I was a customer support agent for Exodus, I got my start in the box [00:49:06] people would always ask, why is this not simple? This is hard. This is difficult. And, I ultimately think, that the way that we have confused people on how to use money and how to leverage equity and how to have these, as CK said, instruments… this world has made it really hard to have money, own it, use it. To have equity, to use it. They haven't made it fun and it's intentionally uncomfortable to use.  It intentionally has a whole bunch of different rules. I can't promise that we're going to make these things easy and trustworthy today. Likely they will feel awkward for a little while longer. But the ultimate goal is that this is a first step in starting to ask that question. How can it be that simple? That’s ultimately, what I believe, is the unicorn that JP and Daniel have always chased. It’s a vexing question they always asked me at my time at Exodus. You know, why not? Hey, Daniel, JP, you know this magical thing that you want to account with bet it can't be done? Why not? And then we always find a way to make it so. We always find a way to make it that simple. Ultimately, the answer to your question, Leah, is we have to.  We have to find a way to make this weird Internet money thing, to make this weird Internet equity thing, work, because ultimately, it's getting people closer to what they actually have always wanted, and which they know, intuitively, that they want with every single customer we have ever spoken to, knows what they want, and they just want it to work. They don't need to understand the technical behind it. It just needs to work. JP, I don’t know if you have anything to add on that. But I learned that from you [00:51:02] so I’m thinking that you might.

JP: Well, I just want to add that the UK and the international piece of this will be later this year, we don't have set times to when exactly it'll be. But the key is to get this offering out the door within the next three to four weeks, pending the SEC’s approval. We close the offering. That’s just the American piece. After it tails off, to bring the international offering piece into Exodus, which will come later this year. And so that's one of the big keys that we're super excited about so that again, we originally didn't set out to do this just for America. It's just what happened and is what we need to do to move fast on this. We had to start with America, and I don't like that. But to move fast it’s just what we had to do. Now, long term, when we have all of these pieces created. We will have an infrastructure to do a world IPO out of the gate with America, not America, right out of the gate. America, international, right out of the gate. And so that will be coming.

Sebastian: I just got a text from somebody in the audience that inspired me while I was talking about these systems… (reads text) “I know the one in Peru and I've had experience in the U.S., these legacy financial systems. They are racist, they’re unattainable, their classless, they're ablest”. I got that text and I'm just full of fire because cryptocurrency, the blockchain, doesn’t care who you are. Right, and as a company, you know, when we started JP and Daniel, we're taking people from all over the world. Again, for those of you that didn't join us at the top of the hour, paid in Bitcoin, because we wanted this to be a company that really took talent from all over the place. [00:52:51] And just to come back to this point, I think that the reason why I'm so jazzed for this international offering, is that to be honest with you, I think it's going to be an amazing experience. We don't have a contract signed just yet with merch. But at the same time, I think from speaking to them, they're incredibly aligned individuals. They want to enact what we call Project We Are the World, which is people from every country coming in, being able to own a piece of this company - this great project that we put together. I personally am motivated and driven by the idea, that as many people as possible being able to own and benefit from the success of this company. That's something that attracted me to JP’s leadership at the beginning when I was first coming in. This is what makes me want to lay my life down for this company. And I don't know, I'm just incredibly excited for what the rest of the world has in store for it once we're able to set up the international offering. That’s a great question, Leah, thanks for bringing it up. And again, I'm a little sweaty right now cause I’m just feeling it.

JP: I guess I might be a little overly excited on this piece of it, our ticker Exit, spelled E-X-I-T, if we go live on the Nasdaq someday. And again, I know we're talking about exiting the traditional financial system, but, if we want to get money in this direction. I think it would be - I can't help but think how funny it would be to have it scrolling across Nasdaq ticker saying: EXIT, EXIT, EXIT. To me, I think that's awesome. So, our ticker is going to be EXIT.

Chris: Thank you for those responses.  Leah, do you feel good about those or do you have any other questions before we move on to Kevin?

Leah: No, I thought that was great. I want to wish you guys the best of luck with it because I think it’s going to be amazing.

Chris: So appreciate that. Thank you, Leah. And for what you do for Exodus, making us look so awesome in so much of the content you produce. Thank you very much. And with that, uh, crypto legend, Kevin, what's up? How are you?

Kevin: You give me too much credit. I am good, how are you guys?

Chris: Living the dream man.

JP: Wonderful.

Sebastian: I think there is a video out that there are only two acceptable answers to that question it’s like “living the dream” and “same old, same old”. I think.

Kevin: None of your business, how about that.

Chris: (laughs) Also good.

JP: I’d say living the dream man. It’s just awesome. I mean, everybody's that’s just showing up to work at Exodus, we’re just having the time of our lives, just living a dream. I had to answer that question.

Kevin: Um, yeah. OK, so a year ago like February 2020, yeah, I was – so it was before we launched the first stablecoin on Tezos, first USC stablecoin, and the second Tezos token overall, that was USDTez, I put up a poll on Twitter asking people what Wallets they wanted to see it carried on, where do they want to see it listed. And there were no Wallets that supported Tezos tokens at all outside of XQZ, at that time. So, I ran the poll and so the first time I ran it, there where a bunch of shows for Wallets that hadn’t even launched yet, and also people confused the Harper Wallet and the client application, so I was like, alright, I got to redo this.  So, I redid it under better standards and all that, and then the first two positions for the votes were two Tezos-exclusive wallets that were just very well known, and they ended up merging so it’s not, yeah, and so we launched on that.  But then right after that, third, and like overall even beyond all of the other Tezos Wallets was Exodus. So, then I started thinking, what the hell is Exodus because I had never heard of it before. So, I looked into it and I was OK multicurrency wallet and all that, I was like OK, so we want to do a multicurrency wallet yeah, we should get them up. So yeah, then a lot of time passed and everything, and it wasn’t until Clubhouse I started hearing – like I glimpsed all the different rooms of everything, you know, asking for advice at all the different levels and things like that. And, Exodus, I heard being recommended more than any other wallet for the multicurrency, for the non-bitcoin maximum, most exclusive, I-hate-everything-else-type groups.  So, yeah, that’s when I was like OK yeah this is – like that speaks much more to the organic popularity because otherwise, I’m always very suspicious like, you know, is this just what a person is exposed to, does it really speak to the masses of what’s really a growing movement, that’s like the only way you can find out. You know that cross validation.  So that’s why I am bullish on your stock. Um, yeah, so I got the Exodus Wallet.  I downloaded it a few weeks ago for the first time.  But I am wondering, because they had – I’ve seen a lot of multicurrency cryptocurrency wallets come and go over the years.  And you know, like the copy and the promotional aspect, it’s basically the same.  You know, it’s like simple, trustworthy, convenient, desktop and mobile, that kind of stuff, like nobody wants it to be anymore complicated than that, no matter what the value prop is.  But so, yeah, really Chris to what you’re talking about to how the organic word of mouth has been, I’m like yeah, I definitely believe that because that’s how I found out about it.  Um, what would you say that Exodus got right?  Something all these other multicurrency wallets attempt over the years just didn’t realize.

Sebastian: So, I love this one. I'm begging you’ll let me take it first. There are two kinds of conversations that I historically had with companies, businesses, protocols.  For everybody on the call when I say protocols, I mean, blockchains, the cryptocurrency blockchains, I’m talking about the Cordanas of the world, Solana’s, Tezos. There’re two macro buckets that these conversations fall on. On the first one, which is by far the largest is, oh, you're a multi-currency wallet add us, you know, we want to list it. We just want a place where we can say, hey, if you want to hold the token outside of Coinbase, outside of Binance, we can just throw them your way. Right. And there's little tear in that conversation or in that ask for how your customers, how your people will use your protocol, will use your coin, will use your business. And then there's this other conversation where a team comes to us and says, hey, we want to make the best experience possible for this. Right. And we want to make the best app. We want to make the best transaction. We want to make that the way that people will use money in the future. We have always seen ourselves as an experienced maker, right? And yes, like a multi-currency, non-custodial, crypto wallet is in purpose, the way that we chose to do that at first. [00:56:43] Right. And there's been many different you know, you can even look at Binance and Coinbase, right, their play into that as a custodial service. But our first and foremost, as you've mentioned, Kevin, you know, having this experience be on chain. We've always seen ourselves first as the on ramp, or, for lack of a better term, portal into how people will actually use the tech itself, right, and we've always wanted to align ourselves with protocols and businesses that are looking to bring these traditional experiences like betting, like earning interest from legacy finance on to protocol. When they come to us and say, we want to make the best experience possible, we throw the whole kitchen sink at it, will throw developers the customer support people, our business minds into it, and we try to make the best experience possible alongside it.  The short answer to your question is that we don't just see ourselves, we really never have seen ourselves as just a multi-asset cryptocurrency wallet. The long term vision, as well as what we tried to accomplish so far, is to be the front end for cryptocurrency, doesn't matter if you're a small business that's looking to, you know, provide the next level of app because you're going to build directly on protocol. It's going to be cheaper. Payments are going to be integrated into the app for a better user experience. Whether you're a protocol that's building a new consensus algorithm, this is going to make money and transactions so much faster, so much easier, and much more reliable, some censorship resistant, and with settlement in minutes instead of days, whether you're a customer that just wants to use it all and not have to worry about the technicals of the protocol or having your money locked up or getting your transaction censored. [00:58:41] We've always seen ourselves as this Locust Point, this hub for that, solely focused on marrying all of these different players into one amazing experience. No matter what part you are in it so much better than what exists in a centralized financial world or even in one of these crypto Wells Fargo's, crypto banks.

JP: Our Exodus co-founder, Daniel, who is the Master of Design. Likes to describe what we do as emotionally driven design, in other words, we think about how a person will feel when they download Exodus and how they will experience it. The amount of effort that goes into each little piece or detail is incredible. In fact, this thinking, if you have Exodus on your desktop and you want to move it, mirror it, or sync it on your mobile or vice versa, the amount of thought that went into that whole process to make it super simple was incredible. It was months, just to do the syncing. And so, there's little things about Exodus that you’re amazed just work, things you would expect to just work once you experience them. So, for example, if I have Exodus synced up with my mobile first or on my desktop as well, and I send somebody a transaction, I can put in a simple note and it will seamlessly – say, I send you money, Kevin, and say I’m paying Kevin back for the hamburger or whatever. And I have that in my wallet. It just seamlessly shows up on the desktop as a note that says paying Kevin back for a hamburger, and its end-to-end encrypted. It's completely encrypted and private to you, in addition to that, let's say you create additional portfolios. Let’s say Kevin you’re going to manage a portfolio for… let’s say you have siblings, maybe one of your siblings you’re going to manage a portfolio for, you can create a new portfolio inside of Exodus. [01:00:48] You can name it whatever you want, let’s say you have a brother named Bob, OK? And your brother Bob, you know, you're going to create a portfolio for him. And all of a sudden that portfolio just magically shows up on these synced platforms. Let's say you have a trades or hardware wallet, and you plug it into your desktop. It magically shows up into your synced portfolio on your mobile. So, the experience is how we think about this, how people feel about things. And so, I will illustrate this with a story: Back in 2017, a friend, at a bar we called the Bar Test, his name is Andrew. Andrew asked me, he said JP, I want to get into cryptocurrency, I want to get into Bitcoin, how do I do that? At this moment time, Exodus didn't have a wallet, a mobile wallet. And so, I started downloading a bunch of wallets out there, I said, OK, let's get you this one, Coinbase, let’s get you Mycelium, let's get you all of them.  And every single one started with a ceremony. You have to either write down all your keys and your phrases, or you have to sign up and do a bunch of stuff that a person in the bar just wants to download, and they want to get started. And then with Exodus, you can do that. You can just download it, get started, you can buy Bitcoin, you can have it in your wallet in less than two minutes. So, it all comes back to the little details and the emotions.  How people feel when they experience the software. End-to-end.  It's the biggest thing that we got right. And the biggest thing that carries our success.

Chris: Awesome. Uh, Kevin. Unless you have another question, hopefully that that was a decent answer for you, I just want to be sensitive to the other four that want to ask some questions because I've got 19 minutes left is that cool?

Kevin: Yes, sounds good.  Thank you very much.

Chris: Awesome.  Thank you.

JP: And we will do more of these events as well. So, if there are follow up questions too, glad to answer them.  So, thank you Kevin.

Sebastian: Thanks Kevin.

Chris: So, Matthew, what’s up?  Do you have a question for these gents?

Matthew: Absolutely, thanks for hosting this stream today I’m a big fan of Exodus. I asked a security question last time I spoke to you guys; I’m going to ask another one because I know you guys mentioned it much earlier in the room. What was your, how did you guys end up working with the Securitize ID and why should your customers not be worrying about it?

Sebastian: That’s a good question, why did we end up working with Securitize and Securitize ID. There are two answers to this question: [01:02:49] the first one is, I love, and we love working with small teams. Securitize, at the moment, is and has been throughout this process incredibly committed and incredibly upfront and honest about how they're going to serve our potential investors, and most importantly, how the tech is going to serve that experience. We are, to my knowledge, the first company to ever issue tokenized equity from within their own application through an entirely API integrated process. And that has been a huge lift on both sides. Technically and operationally. We value companies that, as I said before, just make things work. They've been there to just make things work throughout this entire process. The second one is that, they've been working actively with our security teams to make sure that everything is up to code. They've been moving a bunch of different balls forward, including a technical audit, setting up bug bounty programs. We have an incredible confidence in the way that they're going to keep customer and investor information safe, because it's how we've seen them work with us, at the moment, in terms of responding to all of our concerns, and literally making the tech work. The second one is that they are an SEC-approved transfer agent, and this is props and kudos to them for taking the traditional transfer agent position, and adding the cryptocurrency component to what they do, adding tokenized equity to what they've already done and pushing that through to get the SEC to approve it. There's not a ton of SEC-blessed transfer agents out there. I believe the Securitize might be the only one. And we just really, when we partnered with them, it was love at first sight. They've been executing for us ever since. And I just have an incredible confidence in what they're going to be able to deliver.

Chris: [01:04:59] And I think just to finish that up as well, just because I believe the last time we spoke about this when we were in Crypto Church, and you asked a really thoughtful question then as well. To the extent that as a reference of how seriously we take privacy and security, and really just the individual sovereignty of our users, we go to great lengths as a company, as a product design team, as an engineering team, as a security team, to really make sure that we don't try to add KYC to really any aspects of our product. We try to make sure that customers have as much power over their own data, over their own identity as they want to have using our platform. And that's always going to be core to who Exodus is, and who we want to be in terms of our relationship with our customers. But just, and I know you heard this before, but just for anybody else who has a sense of, well, why are you requiring KYC then to get these particular tokens? And I think it's most simply understood for us, that if you want to use our products, you can absolutely do it on your own terms, at any time, completely, anonymously, and forever. But if you want to be an owner, if you want to be there right next to JP and Daniel, and most of our employees, and the few people who have invested, then we really - we have to know you. And so, to that end, it might not be for everybody who wants to own public equity, but in that way, we think that we're going to continue to whatever extent is possible, and legal and compliant, given all of the SEC guidance on this, make sure that we treat that data the same, with the same sort of care and seriousness that we treat any other data. [01:06:47] And we're going to stand behind this. We're going to stand behind it on our platform. We're going to stand behind the work of our partners across the board, and we're going to stake our reputation on that, the way that we do every day when people trust us with their personal information. So hopefully, Matthew, that continues to be a good sign of our intentions here. And as we know more over time, we can continue to update people, but it's going to continue to be core to our philosophy, forever.

Sebastian: I think the other thing to highlight as well about Securitize, is with the Securitize ID, they fashioned it with sort of like a Google single sign-on solution, to where we are now able to in any secondary liquidity market that comes after this, really work with them to accept this single sign-on product to allow people to seamlessly create accounts without having to enter KYC information again. Right. So, it just continues to show that there are groups of companies who use protocols like us, that are working together to figure out how do we make these experiences more fun, simpler, even something as not fun, inherently, as KYC is. If it's something that you're willing to do, and something that you feel comfortable that you'll be able to participate in long term… How easy can we make this process? How accessible can we make? Again, the Internet allows us to do so many things and improve so much on current experiences. We just want it to work and we're going to continue to seek out companies that allow us that flexibility and control.

Chris: Cool. Matthew, hopefully that's at least a legitimate answer is we can give today on this. And if you're cool with it, just because we've got about 12 minutes left here, I'm going to move on to Brian, Brian.  What do you have for us?

Matthew: Absolutely, thanks guys.

Chris: Thank you, Matthew.

Brian: Hi, thank you. I just wanted to ask questions about the future basically. Maybe get your thoughts on say a hyperbitcoinized world, like say, a decade or two from now, when the world of wealth is sort of on these digital tokens, and Exodus kind of sits there as at the portal to world wealth.  I was wondering what kind of things you see built on that kind of platform.

Sebastian: [01:08:39] Oh man, OK, I'm going to grab this one first and then I’m going to toss it quick over to JP, because he’s got some really dope ideas. So, I'm a huge Pokémon fan. I've been playing it since I was eight years old, got addicted at a young age and have never looked back. And I've always dreamt of this world where I could just capture these Pokémon, these proto-NFTs, so to speak, and then battle and trade them with everybody all over the world, regardless of whether they have a Nintendo, a piece of hardware or not, and I also dream of a world where my kids get to have a lot of fun training these Pokémon, and trading them, while also generating value. I think of all the hours that I spent money on that game, without any sort of measurable value back other than I got to whoop strangers online at certain times. I think that in ten years, my kids are going to make more than I will in my lifetime, just by playing Pokémon. I think they're playing video games. They could be trading their Pokémon back and forth. They'd be earning microtransactions. They're going to be paying certain services for the ability to trade those Pokémon, or maybe the Call of Duty weapons, or Fantasy Swords, and stuff like that. I think that more and more we're starting to see that video games are a form of art and expression.  People find value in the items and the experiences and, for lack of a better term, sort of like animals Pokémon that they acquired during those experiences. And we're only going to see tech continue to show how that value transfer, how people exchanging those experiences.  It’s going to be a legitimate way to not just have a career, but also just to make money. [01:10:21] That's in 10 years. If you give me ten years’ time, yeah dude, your kids are going to be earning more than you are playing Pokémon, and they're going to be trading that value in Exodus. And their tax return is going to be gnarlier than yours, but they are ultimately going to be out-earning you. That’s the way I feel about it.

JP: I love this question and in the idea of hyperbitcoinization, a world where everything is priced in Bitcoin, Bitcoin is the Internet of money, the Internet of value transfer is an incredible world. And I'll just give kind of two thoughts in the interest of time on this. But the first one that comes to mind is, you remember earlier this year where oil was a negative value. In other words, if you were a producer of oil, you actually - because the storage was all full, you had to pay people to take your oil. Now, you can imagine that given that Bitcoin is the biggest proof of work coin, you can imagine that there's a world where when you have an excessive energy in one area, you could hook up mining equipment and essentially you take that energy, that store of energy, and you make it digital by using the proven work mining and fuel it by that that energy source. And then you can transfer that energy anywhere in the world. And you can imagine that was with green energy as well. You know how like hydroelectric energy and an excess of it. And so that to me, that becomes a really cool world where we can shift energy easily over the Internet. And that's something that we just haven't seen yet. Today, we're just starting to see the beginning of it. [01:12:09] Power companies are starting to set up Bitcoin miners, and we're starting to see the beginning of this. Another idea that comes to mind is that, today, Exodus pays 100% of our salaries in Bitcoin. We are one of the few companies in the world that do this. I actually think we might be the only company that pays one hundred percent. In other words, it's a requirement. This is not an option. It's a requirement. When you think about salary, you think about payroll. It's still very traditional. Like at Exodus we pay payroll once a month, at the beginning of the month. Why is that? We're actually working with programmable money. There's really no reason that when you go to work or your gonna work, that you couldn't – why can’t you get your payment every minute? We will move to a world like that. Where you going to get paid every second, every minute, whatever it is, because we are talking about programmable money and that's just the beginning, could really get into a bunch of de-fi and then go beyond that, but these are just some of the Bitcoin-specific ideas that come to mind, and in an interest of time I’ll stop there. But there's a lot of fun in talking about this sort of thing.

Sebastian: Nah, man. I remember when that slack thread dropped in our whiteboard channel, I remember you were like, “what if we got paid by the minute?” And I had to walk away from the computer. And I was like, oh my God, this is crazy.

JP: It's crazy. And nobody has seen anything yet, we are just at the beginning.

Sebastian: I ran across the other day version of DocuSign that’s built on Bitcoin. [01:13:51] Again, like these projects are coming up ya’ll like it's, I would continue to say that we're in the new stages of this, and something that I also like to say is, that the legacy financial system and the legacy way of building businesses took 200 years to get to where it is today, right, where we are today might be a little rough around the edges. It’s just 10 years old, and a company like Exodus is just 4 years old.  Give us 200 years and see what we come up with. I think that what JP and I are just kind of dreaming up right now, that’s just the floor.  It continues to be the floor, imagine what your kids, kids, kids are going to be doing with this.

Chris: Awesome. For the sake of time, I'm not going to editorialize. But suffice it to say, there's so many cool things that are happening in the space and Exodus is going to try to be a leader in so many of them. Really exciting time. Generally, I feel like the Bitcoinization of the world is upon us. So, thank you for that thoughtful question, Brian. And so, we've got five minutes left and I apologize. We do have a pretty hard stop here after those five minutes, but hopefully we can get to these last two questions. Jay, hit us off.

Jay: Hey, thanks for doing these kinds of public, transparent, AMAs, as well as the company being transparent as well with about practically everything. I’ve been an Exodus user before you had a mobile app, I already signed up and am set for the public offering and looking forward to it.  As both a user and future investor, what I wanted to know about the product itself is in terms of – so, you were talking about making things simple and this is a lot about finance not just, I’m guessing a wallet to hold your coins or value. One of the things that has been challenging is, if I bought in a bunch of Bitcoin a long time ago, and maybe converted it to some other coins and moved it, you know, took some in and took some out trying to figure out the change of value over time, and trying calculate my finances within it, or basically, get a sense of oh, if I hadn’t converted this out of Bitcoin into some other coins would it have come up as a more – a better move or worse one, in terms of learning from my investment sort of moves.  I’m curious if there are plans for an easy or better way, to kind of, really gauge how you are doing other than the portfolio value went up in total or went down in total.

JP: All right. So, Jay what you're saying is, let's say you traded Bitcoin back in, let's say, March 12, when Bitcoin crashed let’s say you traded it for Dogecoin or something like that. And you want a rea nice view to say, like, oh, OK, that trade was a good trade or that trade was a bad trade. Is that essentially how I understand? Is that right?

Jay: Well, that’s part of it, but, maybe just another example, I don’t remember even how much exactly I put in terms of dollars, and I know you folks are looking forward to a world where we don’t necessarily think in fiat, but maybe Bitcoin itself, or some other stablecoin of sorts, will become the measure onto which we kind of calculate things.  But I’m sure we can all agree, for a very long time, people will still think “oh, how much is this in dollars in main currency in my country?” And so, when I put, probably, I don’t know maybe $50 or $100, what was it 5 years ago, and later I put another $500 at some point. Looking back at those transactions on the wallet, it just says a date and a number of Bitcoins and I don’t know what the price of Bitcoin was on that day.  I can create a very complex spreadsheet and see all my moves and the dates and the quantities and try to extrapolate what was the original - what’s my ROY, so to speak, if I’m looking at Bitcoin or my investment.

JP: Right. That makes sense. And in the interest of our stop here, I'm going to answer this as quickly as possible. [01:15:35] So, first of all, a lot of people may not be aware of this, but in the wallet, when you look at a transaction, you can click on it and it expands down, and you can see a historic price of what the dollar amount was for that cryptocurrency at that moment in time. In addition to that, in the portfolio view, you can see the performance of your portfolio over time. And we realize that's not fully what you're asking for, and you're asking for even more than that. And yes, what we'd like to do is we'd like to leverage inside Exodus desktop, somewhere, where we have this notion of the app platform where we can build additional apps and other developers, we even talked about this, other developers coming in and building apps on top of Exodus to provide additional functionality. So, you can imagine, let's you say a person is like, OK, at the end of the tax year I need to figure out my basis, and I want to figure out my taxes or whatever. You can imagine, and integration with the company like Tax Bit or Coin Tracker or anything of that. And it's directly in the wallet, all with one click so that those sorts of features, they're on the long term roadmap, but not in the short term for 2021. But these are things that we are thinking about to make a better experience.

Jay: Very cool. Thanks, keep up the amazing work.  This is all great.

Chris: All right. So just because I don't want to be this guy who's cutting off somebody who's waited this long… Persian, you've got a quick question here right in the end that we can drop?

Persian: Yes, yes, thank you so much guys, JP, and everybody and congratulations. Actually, I wanted to know how I can get in touch with you for a podcast interview, that’s my question.  And right away, I have told my family in Iran, everybody in Iran, most of my friends and family are using your wallet and everybody is so happy with the security and everything, so congratulations again.

Chris: That's incredible. Thank you for that. It's so cool to hear that it's used all over. [01:17:12] I would say, really quickly, check out my Twitter profile, hit my DMS and I will get a podcast scheduled with one or both of these gentlemen for you immediately. So really appreciate that.

Persian: Great, thank you Christopher.

Chris: Thank you. So, with that. Thank you, everybody, for joining us today. Thank you, Sebastian, and JP, for the transparency and openness and getting into all of these details. Really, really appreciate everybody joining us. Thank you all for these thoughtful questions. Thank you for people who have joined us on stage here. Thank you for everybody who's been listening. We're going to do a couple more of these. So, if you are not following the other individuals on here, please do so that when we do some of these in the future, you'll get the good word. But thank you so much, everybody. Hope you have a great evening.

JP: Thank you, everybody.

Sebastian: Thanks, everybody. Catch you next time.

[End recording 01:32:11]